Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 1, 2012, except for Note 17 as to which the date is         , 2012, in Amendment No. 6 to the Registration Statement (Form S-1 No. 333-175745) and related Prospectus of Proto Labs, Inc. for the registration of shares of its common stock.

The foregoing consent is in the form that will be signed upon completion of the stock split as described in Note 17 to the consolidated financial statements which will take place prior to the effective date of the Registration Statement.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

February 10, 2012